Exhibit 99.1
Lime Energy Co.
Reverse Split to Take Effect January 28th
Ticker Symbol Changed to LMEG
ELK GROVE VILLAGE, IL – January 25, 2008 – Lime Energy Co. (OTCBB: LMEC) confirmed today that the previously announced 1-for-7 reverse split of its common stock will take effect with the opening of the market on Monday, January 28, 2008. The Company is effecting this reverse split in an attempt to qualify for a listing on the NASDAQ Capital Market. The Company expects to receive a final decision from NASDAQ regarding its listing application sometime in early February.
In connection with the reverse split Lime Energy’s ticker symbol will change to LMEG. If the Company’s common stock is listed on the NASDAQ Capital Market, a different trading symbol will be adopted that will be announced prior to the listing.
With respect to fractional shares as a result of the reverse split, the Company will round up to the nearest whole share any stockholder’s share ownership to the extent such stockholder would be entitled to receive one-half of one share of common stock or greater. The Company will round down to the nearest whole share any stockholder’s share ownership to the extent such stockholder would be entitled to receive less than one-half of one share of common stock. After giving effect to the reverse split, the Company will have approximately 7,726,000 shares of common stock outstanding.
Stockholders who hold their shares in brokerage accounts or “street name” will not be required to take any action to effect the exchange of their shares. Stockholders of record who hold physical certificates registered with Lime Energy’s transfer agent will receive a transmittal letter requesting that they surrender their old stock certificates so that they may be adjusted to reflect the reverse split. LaSalle Bank, N.A., Lime Energy’s transfer agent, will act as the exchange agent for purposes of implementing the exchange of stock certificates.
About NASDAQ
NASDAQ® is the largest electronic screen-based equity securities market in the United States. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ Newsroom at www.nasdaq.com/newsroom/.
About Lime Energy Co.
Lime Energy is one of the nation’s leading energy efficiency technology and engineering companies. Lime brings together more than 75 years of experience in design, engineering and installation of energy efficient solutions providing customers with guaranteed saving results and high returns on invested capital. The Company’s stock is traded on the OTC Bulletin Board under the symbol LMEG. Additional information is available at the Company’s website at www.lime-energy.com or by calling 847-437-1666.
Lime Energy Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com

FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements, including statements regarding listing on the NASDAQ Capital Market, results, performance, prospects and opportunities, all of which are within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements involve risks and uncertainties, and factors that could cause actual results to differ materially, including the following: uncertainties regarding the listing of our common stock on the NASDAQ Capital Market; uncertainties regarding the trading price of the common stock following the reverse stock split; the Company’s performance, prospects and opportunities in the remainder of 2008 and beyond, and general market conditions Certain of these risks are referenced in Lime Energy’s current Annual Report on Form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.